Exhibit 10.55

Clean Harbors

42 Longwater Drive

P.O. Box 9149

Norwell, MA 02061-9149

781.792.5000

800.282.0058

www.cleanharbors.com

July 6, 2012

Robert E. Gagnon

14 Whitridge Road
Natick, MA 01760

Dear Rob:

Clean Harbors is pleased to offer you the position of Chief Financial Officer, reporting to James Rutledge, Vice Chairman, at our Norwell Corporate Headquarters. You will also be a member of the Senior Executive Staff of Alan McKim, Chairman and CEO. In addition you will be a member of the Senior Leadership Team (“SLT”), a group of the top leaders in the company who meet quarterly to influence and set strategy for the Clean Harbors.

You’re Compensation and Benefits are outlined below:

Base Salary:

Your base compensation will be at the rate of $14,166.67 payable at the mid-point and end of each month ($340,000 annually).

Short Term Incentive:

You will be eligible to participate in the company’s Management Incentive Program (“MIP”), with a bonus opportunity of up to 120% of your base salary. The MIP program is based on annual achievement of the company’s EBITDA targets.  You will also be eligible to participate in the Senior Executive Incentive Plan (“SEIP”), with a bonus opportunity of up to 30% of your base salary. The SEIP is based on achievement of individual goals set by you, Jim, and Alan.  The short term incentive bonus programs will be pro-rated for the first year based on your date of hire. These programs are subject to annual review and approval by the Compensation Committee of the Board of Directors.

Long Term Incentive:

You will be eligible to participate in the company’s Performance Based Restricted Stock Program, at a rate equivalent to 70% of your base salary. The Performance Based Stock Program is based on the company’s achievement of specific goals for Revenue, EBITDA Margin %, and Safety Total Recordable Incident Rate (TRIR). The current program is in place for the 2012-2013 year, and vests over a two year period subject to performance targets being met.

You will also be eligible to participate in the company’s Time Based Restricted Stock Program, at a rate equivalent to 50% of your base salary. The Time Based stock program is designed to retain and reward key leaders in the company, and vests over a five year period.

“People and Technology Creating a Safer, Cleaner Environment”

The Long Term Incentive Programs will be pro-rated for the first year based on your date of hire. These programs are subject to annual review and approval by the Compensation Committee of the Board of Directors. Details of these programs will be provided separately.

Sign on Equity:

We are very excited to have you join Clean Harbors in this critical CFO position.  As such, we are offering you an additional 5000 shares of Clean Harbors Stock, to vest over three years in equal installments, beginning one year from your date of hire.

Vacation and Benefits:

You will accrue vacation at the rate of four weeks per year (pro-rated to date of hire for your first year). You will also be eligible for company benefits including medical, dental, life and disability insurance, 401(k) retirement savings, an employee stock purchase program, and others. A summary of our benefits is enclosed.

As a Key Employee, you are also eligible for a Severance Agreement, details of which are provided under separate cover.

Offer Contingencies:

This offer of employment is contingent upon the following:

•                  Testing negative in a drug screen for the presence of controlled substances

•                  Satisfactory results of a criminal background check

•                  Verification of your legal right to work in the United States under the Immigration Reform and Control Act of 1986 (IRCA)

•                  Satisfactory Review of your References

It is mutually understood that employment with the Company is “at will” in nature, which means an employee may resign at any time and the Company may terminate employment with or without notice.

It is also mutually understood that a continuing condition of your employment is your agreement to comply with the Company’s Standards of Ethical Professional Conduct (copy enclosed) and with other various Company Policies and Procedures which may be adopted from time to time, and which are available to all employees through our computer system.

On your start date, you must provide documentation that establishes both your identity and employment eligibility in accordance with the IRCA. A list of acceptable documentation has been enclosed for your reference. Failure to produce the required document(s) within three (3) business days from your date of hire will result in the termination of your employment.

Please sign below, indicating that you have reviewed this offer of employment and accept the provisions as stated. If you have any questions about this offer of employment or about our company, please feel free to contact me at 781-792-5462 or 339-499-8531.

We believe that our employees, in large measure, define our future.  As such, we select employees who have outstanding abilities and potential for continued success.  On behalf of all of us, Rob, welcome to our team and best wishes for a successful career with Clean Harbors.

Sincerely,

/s/ Deirdre Evens

Deirdre Evens
Executive Vice President, Human Resources

/s/ Robert E. Gagnon	Date	July 10, 2012

I have reviewed this offer of “At Will Employment” and I accept the provisions as stated and I understand and agree that my acceptance does not create and shall not be considered nor construed as an employment contract with Clean Harbors.